Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of our reports dated February 15, 2017 relating to (1) the consolidated financial statements of DCP Midstream, LP and subsidiaries (the “Partnership”) and (2) the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 15, 2017